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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(Check one): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K |X| Form 10-Q
             [ ] Form N-SAR [ ] Form N-CSR

                  For Period Ended:  JUNE 30, 2008
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                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  [ ] For the Transition Period Ended:
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                READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING
                           FORM. PLEASE PRINT OR TYPE.
             NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT T
          HE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above identify the Items to which the notification relates:_______________

                         PART I - REGISTRANT INFORMATION

                                MICROISLET, INC.
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                             Full Name of Registrant


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                            Former Name if Applicable

                        6370 Nancy Ridge Drive, Suite 112
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            Address of Principal Executive Office (Street and Number)

                           San Diego, California 92121
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                            City, State and Zip Code

                        PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|    |  (a)     The reason described in reasonable detail in Part III of this
       |          form could not be eliminated without unreasonable effort or
       |          expense;
       |
|X|    |  (b)     The subject annual report, semi-annual report, transition
       |          report on Form 10-K, 20-F, 11-K or Form N-SAR or Form N-CSR,
       |          or portion thereof will be filed on or before the fifteenth
       |          calendar day following the prescribed due date; or the subject
       |          quarterly report or transition report on Form 10-Q, or portion
       |          thereof, will be filed on or before the fifth calendar day
       |          following the prescribed due date; and
       |
       |  (c)     The accountant's statement or other exhibit required by Rule
       |          12b-25(c) has been attached if applicable.


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                              PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         MicroIslet, Inc.'s (the "Company") Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 cannot be filed with the Securities and Exchange Commission at this time because the compilation, dissemination and review of the information required to be presented in the Form 10-Q have rendered timely filing of the Form 10-Q impracticable without undue hardship and expense to the Company. The Company anticipates filing such Quarterly Report on Form 10-Q on or before August 19, 2008, the fifth (5th) calendar day following the prescribed due date, as permitted under Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

(Attach extra Sheets if Needed)

                           PART IV--OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

                   BILL MCCORKLE                     (858)        657-0287
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                  (Name)                          (Area Code)(Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify reports(s).

                                                               |X| Yes or [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes or |X| No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                MICROISLET, Inc.
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                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     AUGUST 14, 2008       By:  /s/ Michael J. Andrews
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                                    Michael J. Andrews, Chief Executive Officer